Exhibit 99.1
EchoStar Names New Board Member
ENGLEWOOD, Colo. (Nov. 14, 2005) — EchoStar Communications Corporation (Nasdaq: DISH) today announced that Gary Howard joined its board of directors effective Nov. 8. Mr. Howard will also serve on the Nominating and Compensation Committees of EchoStar’s board. The appointment of Howard increases the size of EchoStar’s board to 10 members.
Howard served as executive vice president and chief operating officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation’s board of directors from July 1998 to January 2005. Additionally, Howard held several executive officer positions with companies affiliated with Liberty Media Corporation.
“We welcome Gary to our board and we look forward to working with him,” said Charles Ergen, CEO and chairman of EchoStar. “Gary will be a valuable contributor because of his knowledge of the industry and past board experience.”
About EchoStar
EchoStar Communications Corporation (NASDAQ: DISH) serves more than 11.71 million satellite TV customers through its DISH Network™, the fastest growing U.S. provider of advanced digital television services in the last five years. DISH Network offers hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service. Visit EchoStar’s DISH Network at www.dishnetwork.com or call 1-800-333-DISH (3474).
Media Contact:
Heather Black
EchoStar’s DISH Network
Heather.black@echostar.com
720-514-5351